Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS 12.4% REVENUE INCREASE AND

32.8% NET INCOME INCREASE FOR THE SECOND QUARTER OF 2007

Company Raises Full-Year 2007 Outlook

BEDFORD, Mass – July 26, 2007 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the second quarter ended June 30, 2007. Second-quarter 2007 revenue grew 12.4% to $170.0 million from $151.2 million in the second quarter of 2006. Net income for the second quarter of 2007 was $29.1 million, or $0.30 per diluted share, a 32.8% increase from $21.9 million, or $0.23 per diluted share, in the same quarter last year.

“We enjoyed a strong second quarter,” stated Stuart Clark, president and chief executive officer. “Our revenue growth this quarter primarily reflects continued progress in our Pricing and Reference Data business, a steady acceleration in the growth of our Real-Time Services business, improved results at eSignal and the initial contribution from the Xcitek market data business we acquired at the beginning of May. We also enjoyed outstanding net income growth in the second quarter of 2007 due mainly to a combination of our revenue growth, prudent spending and a lower effective tax rate.”

Clark continued, “We are seeing that many institutional customers are turning to Interactive Data to help them address an array of mission-critical challenges across their enterprises. Our organic revenue growth in the second quarter of 2007 was 9.2% due mainly to sustained demand for our evaluated pricing services, reference data, real-time datafeed services and managed solutions. Renewal rates at our institutionally oriented businesses remained at approximately 95%. It is also exciting to see the collaboration taking place across our core businesses in areas such as sales, marketing and product development.”

“Our performance this quarter highlights the power of our business model as we converted strong revenue growth into improved margin performance, higher profit growth and significant cash flow from operations,” commented Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer. “We returned $11.8 million to stockholders through our regular quarterly dividend and repurchased $6.1 million of our common stock during the second quarter. We also paid $25.1 million in cash to acquire the Xcitek assets. Our solid financial foundation is enabling us to invest wisely in initiatives that we expect will strengthen and expand our core businesses, and further enhance our compelling value proposition to customers.”

“We have made good, steady progress against our plans during the first half of 2007,” Clark concluded. “Just as important, our offerings and capabilities correlate well to a number of powerful trends impacting our customers such as new regulatory mandates, increasing complexity of alternative financial instruments, and the drive to automate key processes, including trading operations. As a result, we are updating our outlook for 2007 as we expect to exceed our original revenue and profit targets. We believe that 2007 will be a year of excellent growth for Interactive Data.”

Other Second-quarter and Recent Operating and Financial Highlights

Effects of Foreign Exchange:

•

Interactive Data’s second-quarter 2007 revenue was positively impacted by $3.8 million due to the effects of foreign exchange. Second-quarter 2007 revenue before the effects of foreign exchange grew by $15.0 million, or 9.9%, over the comparable period in 2006. Total costs and expenses in the second quarter of 2007 were negatively impacted by $3.0 million due to the effects of foreign exchange. Second-quarter 2007 total costs and expenses before the effects of foreign exchange increased by $7.2 million, or 6.2%, over the second quarter of 2006.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported second-quarter 2007 revenue of $105.6 million, a 13.8% increase over the prior year’s second quarter (or an increase of 11.6% before the effects of foreign exchange). Excluding the $1.1 million contribution from the recently acquired Xcitek market data business and the effects of foreign exchange, second-quarter 2007 revenue increased 10.4% over the same period last year. North American revenue, including Xcitek, for the second quarter of 2007 increased 12.0% over the second quarter of 2006. Second-quarter 2007 European revenue increased by 18.9% (or increased by 9.4% before the effects of foreign exchange) from the second quarter of last year. Revenue growth in both North America and Europe continued to be driven primarily by increased sales of fixed income evaluations and reference data services. Interactive Data Pricing and Reference Data’s Asia-Pacific second-quarter 2007 revenue increased 28.7% (or increased 17.4% before the effects of foreign exchange) compared with the prior year’s second quarter. During the second quarter, the Pricing and Reference Data business introduced a new service that will automate the delivery of independent valuations of interest rate swaps and announced two technology solutions providers as redistributors of its content and services. Additionally, integration of the recently acquired Xcitek market data business is now underway.

•

Interactive Data Real-Time Services generated second-quarter 2007 revenue of $34.0 million, an increase of 12.5% over the same quarter last year (or an increase of 7.3% before the effects of foreign exchange). The increase reflects strong growth in the real-time datafeed business combined with more modest expansion of the Managed Solutions business in Europe. In the second quarter of 2007, this business announced the first new customer for DirectPlusSM, a new fully managed ultra-low latency direct exchange data service. Also during the quarter, Interactive Data Managed Solutions introduced MiFID Advisor Suite, a customizable, web-based offering designed to help financial advisors more efficiently comply with elements of a new European regulatory mandate and develop strategies for improving the quality of their investment advice.

•

Interactive Data Fixed Income Analytics reported revenue for the second quarter of 2007 of $8.2 million, which was up 1.5% from last year’s second quarter (or an increase of 1.3% before the effects of foreign exchange). New sales and increased business with existing customers were mostly offset by the impact of cancellations, due in part to client consolidation activities. During the second quarter, this business completed 9 new BondEdge installations and announced that its new fixed income analytics datafeed service, Analytix DirectSM, is now available to Interactive Data’s evaluated pricing clients in North America.

Active Trader Services Segment:

•

eSignal’s second-quarter 2007 revenue of $22.1 million increased 10.2% from the same quarter last year (or an increase of 9.5% before the effects of foreign exchange). This increase reflects modest growth in the eSignal direct subscriber base, higher online advertising revenue and the deferral of revenue in the second quarter of 2006 related to direct sales of certain software-based offerings. eSignal ended the second quarter of 2007 with over 62,200 direct subscription terminals. Second-quarter 2007 highlights included the continued integration of the Quote.com operations, enhancements to the Quote.com website and the launch of Market-Q, a powerful new real-time desktop solution for financial institutions.

Six-Month Results

•

For the six months ended June 30, 2007, Interactive Data reported revenue of $332.5 million versus $294.6 million for the comparable period in 2006, an increase of $37.9 million, or 12.9%. Total costs and expenses rose 9.8%, or $22.4 million, to $249.7 million in the first six months of 2007. Net income for the first six months of 2007 increased 31.1% to $54.8 million, or $0.57 per diluted share, from $41.8 million, or $0.44 per diluted share, in the comparable period of 2006. The tax rate for the first six months of 2007 was 36.9% compared with 40.2% in the same period last year and 38.1% for the full year 2006.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of June 30, 2007, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $214.9 million. During the second quarter of 2007, Interactive Data spent $6.1 million to repurchase 221,800 shares of common stock at an average purchase price of $27.70 per share as part of its existing October 2006 share buyback program. Entering the third quarter of 2007, 1,482,200 shares remained available for repurchase under the existing October 2006 share buyback program.

•

During the second quarter of 2007, Interactive Data spent $11.8 million to pay its second-consecutive quarterly cash dividend of $0.125 per share of common stock to stockholders of record on June 7, 2007.

Acquisition of Xcitek Market Data

•

On May 2, 2007, Interactive Data announced the closing of its acquisition of the assets comprising the market data division of Xcitek LLC, as well as the market data assets of its affiliate Xcitax LLC, for $25.1 million in net cash.

2007 Outlook

•

We anticipate that market conditions in 2007 will be similar to those experienced in 2006. We expect that institutional spending on financial market data and related services in 2007 may increase modestly over 2006 levels as customers spend prudently on such services. Based on our results to date, we are updating our outlook for 2007 from prior guidance that was issued in February 2007 and reaffirmed in April 2007. Our updated outlook for 2007 includes the impact associated with the acquisition of the assets comprising Xcitek’s market data business.

•	2007 revenue growth over 2006 on a percentage basis is now expected to be in the range of 10% to 12%, compared with original guidance that called for revenue growth in the 6% to 9% range.

•	Our 2007 effective tax rate is now expected to be in the range of 37% to 38%.

•	2007 net income is now expected to grow in the range of 20% to 24%, compared with original guidance for net income growth on a percentage basis in the high single digit to low double digit range.

•	Capital expenditures in 2007 are still expected to be in the range of $35 million to $37 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, July 26, 2007 at 11:00 a.m. Eastern Time to discuss the second-quarter 2007 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 5397623. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from July 26 at 2:00 p.m. until Thursday, August 9, 2007 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 5397623. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, as well as those appearing under the heading “Outlook,” our statements about expected market conditions, our expected growth and profitability, and planned product and service developments, and acquisitions; our statements related to any potential future stock repurchase transactions, including our intention to repurchase shares of our common stock from time to time under the stock repurchase program, the source of funding for the stock repurchase program, as well as the timing, nature and financial impact of any such transactions related to the stock buyback program; and statements related to dividends, including the timing, nature and financial impact of issuing any dividends. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (x) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) the regulatory requirements applicable to our business and many of our customers, including our Interactive Data Pricing and Reference Data subsidiary, which is a registered investment adviser; (xii) our ability to attract and retain key personnel; and (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors: Andrew Kramer Director of Investor Relations 781-687-8306 andrew.kramer@interactivedata.com	Media: John Coffey Director, Corporate and Marketing Communications 781-687-8148 john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
REVENUE	$169,968	$151,166	12.4%	$332,503	$294,595	12.9%
COSTS AND EXPENSES:
Cost of services	54,733	49,196	11.3%	109,227	98,465	10.9%
Selling, general and administrative	59,518	54,767	8.7%	116,577	105,552	10.4%
Depreciation	5,263	5,336	-1.4%	10,966	10,621	3.2%
Amortization	6,474	6,498	-0.4%	12,941	12,695	1.9%

Total costs & expenses	125,988	115,797	8.8%	249,711	227,333	9.8%

INCOME FROM OPERATIONS	43,980	35,369	24.3%	82,792	67,262	23.1%
Interest income, net	2,062	1,406	46.7%	3,927	2,599	51.1%

INCOME BEFORE INCOME TAXES	46,042	36,775	25.2%	86,719	69,861	24.1%
Income tax expense	16,901	14,826	14.0%	31,959	28,090	13.8%

NET INCOME	$29,141	$21,949	32.8%	$54,760	$41,771	31.1%

NET INCOME PER SHARE:
Basic	$0.31	$0.23	34.8%	$0.58	$0.45	28.9%
Diluted	$0.30	$0.23	30.4%	$0.57	$0.44	29.5%
Cash dividends paid per common share	$0.125	$—	—	$0.250	$—	—
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	94,134	93,510	0.7%	93,828	93,484	0.4%
Diluted	97,217	95,815	1.5%	96,735	95,863	0.9%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$163,997	$152,449
Marketable securities	50,889	43,296
Accounts receivable, net	103,721	103,041
Prepaid expenses and other current assets	18,806	13,840
Deferred income taxes	2,817	3,164

Total current assets	340,230	315,790

Property and equipment, net	82,817	81,988
Goodwill	553,553	536,049
Other intangible assets, net	170,714	168,969
Other assets	743	1,008

Total Assets	$1,148,057	$1,103,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$17,849	$25,787
Accrued liabilities	68,587	75,053
Payable to affiliates	2,577	5,156
Income taxes payable	12,066	17,042
Deferred revenue	34,981	27,343

Total current liabilities	136,060	150,381

Deferred tax liabilities	34,524	35,773
Other liabilities	7,056	6,065

Total Liabilities	177,640	192,219

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,007	993
Additional paid-in capital	918,916	887,071
Treasury stock, at cost	(117,695)	(105,690)
Accumulated earnings	127,397	96,230
Accumulated other comprehensive income	40,792	32,981

Total Stockholders’ Equity	970,417	911,585

Total Liabilities and Stockholders’ Equity	$1,148,057	$1,103,804

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows provided by (used in) operating activities:
Net income	$54,760	$41,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,907	23,316
Excess tax benefits from stock based compensation	(2,802)	(2,488)
Deferred income taxes	(999)	(1,298)
Amortization of discounts and premiums on marketable securities, net	290	130
Stock-based compensation	6,462	7,983
Provision for doubtful accounts	1,384	746
Other non-cash items, net	2,011	537
Changes in operating assets and liabilities, net	(16,860)	1,485

NET CASH PROVIDED BY OPERATING ACTIVITIES	68,153	72,182
Cash flows used in investing activities:
Purchase of fixed assets	(13,533)	(15,785)
Acquisition of business	(25,123)	(32,861)
Purchase and sale of marketable securities	(7,879)	(13,189)

NET CASH USED IN INVESTING ACTIVITIES	(46,535)	(61,835)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(12,005)	(25,205)
Proceeds from exercise of stock options and employee stock purchase plan	20,269	9,304
Excess tax benefits from stock based compensation	2,802	2,488
Common stock cash dividends	(23,499)	—

NET CASH USED IN FINANCING ACTIVITIES	(12,433)	(13,413)
Effect of exchange rate on cash	2,363	3,331

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,548	265
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	152,449	147,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$163,997	$147,633

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
Revenue
Institutional Services:
Pricing and Reference Data	$105,638	$92,789	13.8%	$205,678	$182,561	12.7%
Real-Time Services	34,042	30,259	12.5%	66,465	56,937	16.7%
Fixed Income Analytics	8,196	8,076	1.5%	16,278	16,167	0.7%

Institutional Services total	147,876	131,124	12.8%	288,421	255,665	12.8%
Active Trader Services:
eSignal	22,092	20,042	10.2%	44,082	38,930	13.2%

Active Trader Services total	22,092	20,042	10.2%	44,082	38,930	13.2%
Total revenue	169,968	151,166	12.4%	332,503	294,595	12.9%
Effects of foreign exchange	(3,831)	—	—	(8,262)	—	—

Non-GAAP revenue before effects of foreign exchange	166,137	151,166	9.9%	324,241	294,595	10.1%
Revenue – Quote.com	—	—	—	(3,177)	(805)	294.6%
Revenue - Xcitek Market Data	(1,118)	—	—	(1,118)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	165,019	151,166	9.2%	319,946	293,790	8.9%
Intercompany eliminations resulting from Quote.com acquisition	—	—	—	—	(288)	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(45)	—	—	(45)	—

Non-GAAP revenue before above factors	$165,019	$151,121	9.2%	$319,946	$293,457	9.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-related

Total Costs and Expenses, and Effects of Foreign Exchange

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
Total costs & expenses	$125,988	$115,797	8.8%	$249,711	$227,333	9.8%
Effects of foreign exchange	(2,956)	—	—	(6,434)	—	—

Total costs & expenses before the effects of foreign exchange	123,032	115,797	6.2%	243,277	227,333	7.0%
Total costs & expenses – Quote.com	—	—	—	(1,703)	(528)	222.5%
Total costs & expenses – Xcitek Market Data	(1,048)	—	—	(1,048)	—	—

Non-GAAP total costs & expenses before above factors	$121,984	$115,797	5.3%	$240,526	$226,805	6.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Income from Operations Before Effects of Foreign Exchange, Acquisitions and

Related Intercompany Eliminations

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
Non-GAAP revenue before above factors	$165,019	$151,121	9.2%	$319,946	$293,457	9.0%
Non-GAAP total costs and expenses before above factors	121,984	115,797	5.3%	240,526	226,805	6.0%

Non-GAAP operating profit from core businesses	$43,035	$35,324	21.8%	$79,420	$66,652	19.2%